Morgan Stanley Value Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 and further
adjourned to September 27, 2006 to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Trustees:

                                      For     Withho  Absta    BNV*
                                                ld      in
Frank L. Bowman...................  11,508,5   414,43      0       0
                                          60        8
Kathleen A.                         11,517,1   405,81      0       0
Dennis...................                 88        0
James F.                            11,512,2   410,79      0       0
Higgins.....................              02        6
Joseph J.                           11,507,6   415,33      0       0
Kearns.....................               67        1
Michael F.                          11,508,6   414,32      0       0
Klein....................                 78        0
W. Allen Reed....................   11,500,0   422,98      0       0
                                          10        8
Fergus Reid......................   11,500,8   422,11      0       0
                                          80        8

(2) Elimination of certain fundamental investment
restrictions:

                                      For    Again   Absta    BNV*
                                               st     in
Elimination of the fundamental      9,990,17  352,3  388,5   1,191,9
policy restricting the Fund's              4     43     13        69
ability to pledge
assets.........................
Elimination of the fundamental      9,977,12  364,0  389,8   1,191,9
policy restricting purchases of            5     44     61        69
securities on
margin.....................
Elimination of the fundamental      10,002,2  336,5  392,1   1,191,9
policy prohibiting investments in         46     99     85        69
oil, gas, and other types of
minerals or mineral
leases.........
Elimination of the fundamental      10,039,6  319,5  371,7   1,191,9
policy prohibiting investments for        76     57     97        69
purposes of exercising control.
.................

(3) Modify certain fundamental investment restrictions:

                                          For    Agai  Abst    BNV*
                                                  nst   ain
Modify fundamental policy regarding      10,064,  293,  372,  1,191,
diversification........                      781   359   890     969
Modify fundamental policy regarding      10,000,  364,  365,  1,191,
borrowing money......                        955   900   175     969
Modify fundamental policy regarding      10,004,  364,  361,  1,191,
loans............                            631   783   616     969
Modify fundamental policy regarding      10,004,  352,  373,  1,191,
investment in commodities, commodity         175   970   885     969
contracts and futures
contracts................
Modify fundamental policy regarding      10,039,  318,  373,  1,191,
issuance of senior securities..              139   363   528     969

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                          For    Agai  Abst    BNV*
                                                  nst   ain
Reclassification as non-fundamental the  10,014,  337,  378,  1,191,
fundamental policy regarding the short       678   361   991     969
sale of securities.................

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.